Exhibit 18
Deloitte & Touche LLP
155 East Broad Street
18th floor
Columbus, OH 43215-3611
USA
Tel: +1 614 221 1000
Fax: +1 614 229 4647
www.deloitte.com
August 7, 2007
The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio
Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 2007, of the facts relating to a change in the date of the Company’s annual impairment test of goodwill and indefinite-lived intangible assets in accordance with Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets.” We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of The Scotts Miracle-Gro Company and its consolidated subsidiaries as of any date or for any period subsequent to September 30, 2006. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of The Scotts Miracle-Gro Company and its consolidated subsidiaries as of any date or for any period subsequent to September 30, 2006.
Yours truly,
Member of
Deloitte Touche Tohmatsu